Exhibit 99.1
HEARTWARE INTERNATIONAL REPORTS
THIRD QUARTER 2011 REVENUES OF $21.3 MILLION;
54% INCREASE FROM $13.8 MILLION IN THIRD QUARTER 2010
— First nine months of 2011 revenues of $59.7 million compared to $34.3 million in first nine months of 2010 —
— Conference call tomorrow at 8:00 a.m. U.S. E.T. —
Framingham, Mass. and Sydney, Australia, October 27, 2011 — HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenues of $21.3 million for the third quarter ended September 30, 2011. This represents a 54 percent increase from $13.8 million in revenues for the same period of 2010. For the nine months ended September 30, 2011, the Company generated revenues of $59.7 million, compared to $34.3 million in the first nine months of 2010.
“During the third quarter, our team generated global sales for the HeartWare® Ventricular Assist System of 233 units, leading to our highest quarterly revenue to date,” stated Doug Godshall, President and Chief Executive Officer. “The international markets contributed 142 units sold and accounted for 64 percent, or approximately $13.7 million, of our 2011 third quarter revenues, up from $9.9 million in the third quarter of 2010.”
“In the United States, the pace of clinical enrollment increased 32 percent from the second quarter of 2011, with 112 patients enrolled in the third quarter, compared with 85 patients enrolled in the second quarter. Enrollment for the third quarter included 88 patients in ENDURANCE and 24 patients in the Continued Access Protocol for ADVANCE. Unit sales in the U.S. increased to 91 units in the third quarter, from 74 units in the preceding quarter of 2011,” added Mr. Godshall. “During the third quarter, we also continued to advance the development of our next generation MVAD® System by completing the GLP studies and we remain on track to commence human clinical trials of the MVAD System early next year.”
Total operating expenses for the third quarter of 2011 were $23.5 million, compared to $16.3 million in the same period of 2010. Research and development expense was $12.7 million for the third quarter of 2011, compared to $9.3 million in the same period of 2010, primarily attributable to the Company’s ongoing Pre-Market Approval application process and increased expenditure on HeartWare’s pipeline technologies, including the MVAD platform. Selling, general and administrative expenses were $10.8 million in the third quarter of 2011, compared to $7.0 million in the third quarter of 2010. The increase reflects continued corporate growth to support expanding commercialization activities outside of the U.S. and the need to support clinicians in a larger number of centers around the globe.
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Net loss for the third quarter of 2011 was $14.0 million, or a $1.00 loss per basic and diluted share, compared to a $7.8 million net loss, or a loss of $0.57 per basic and diluted share, in the third quarter of 2010. For the nine months ended September 30, 2011, the Company recorded a net loss of $33.5 million, or a $2.41 loss per basic and diluted share, compared to a $22.4 million net loss, or a loss of $1.66 per basic and diluted share, in the first nine months of 2010.
At September 30, 2011, the Company’s balance sheet showed $189.4 million in cash, cash equivalents and investments, compared to $198.8 million at June 30, 2011 and $217.5 million at December 31, 2010. The decrease in cash, cash equivalents and investments during the first nine months of 2011 primarily reflects the purchase and manufacture of inventories of $14.0 million, the purchase of property, plant and equipment of $8.5 million and a semi-annual interest payment of $2.5 million related to the Company’s convertible senior notes.
HeartWare will host a conference call on Friday, October 28, 2011 at 8:00 a.m. U.S. Eastern Daylight Time (11:00 p.m. Australian Eastern Daylight Time, Friday, October 28, 2011) to discuss the Company’s financial results, highlights from the quarter and business outlook. The call may be accessed by dialing 1-877-941-2068 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial +1-480-629-9712. Doug Godshall, President and Chief Executive Officer, and David McIntyre, Chief Financial Officer and Chief Operating Officer, will host the conference call.
A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Third Quarter 2011 Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.
About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union and TGA approval in Australia. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant and destination therapy. For additional information, please visit www.heartware.com.
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HeartWare International, Inc. is a member of the Russell 2000 ® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.
HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the timing and progress of, and presentation of data related to, clinical trials, expected timing of regulatory filings and approvals, and research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility the FDA does not accept our PMA application or approve the marketing of the HeartWare ® Ventricular Assist System in the U.S., and those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in “Part II, Item 1A ”Risk Factors” in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.
For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864
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HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues, net	$21,340	$13,817	$59,704	$34,277
Cost of revenues	7,884	6,003	23,392	15,976

Gross profit	13,456	7,814	36,312	18,301

Operating expenses:
Selling, general and administrative	10,833	6,993	29,389	19,238
Research and development	12,705	9,313	32,285	21,580

Total operating expenses	23,538	16,306	61,674	40,818

Loss from operations	(10,082)	(8,492)	(25,362)	(22,517)

Other income (expense), net	(3,882)	648	(8,129)	147
Net loss	$(13,964)	$(7,844)	$(33,491)	$(22,370)

Net loss per common share — basic and diluted	$(1.00)	$(0.57)	$(2.41)	$(1.66)

Weighted average shares outstanding — basic and diluted	13,948,162	13,752,829	13,924,182	13,467,540

HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$99,124	$192,148
Short-term investments, net	90,292	21,330
Accounts receivable, net	11,337	19,053
Inventories, net	28,573	15,077
Prepaid expenses and other current assets	5,040	2,406

Total current assets	234,366	250,014
Property, plant and equipment, net	14,828	7,484
Long-term investments, net	—	4,006
Other assets, net	6,171	6,073

Total assets	$255,365	$267,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,568	$3,890
Accrued expenses and other current liabilities	11,238	7,001

Total current liabilities	15,806	10,891
Convertible senior notes, net	92,877	88,922
Other long-term liabilities	1,947	—
Stockholders’ equity	144,735	167,764

Total liabilities and stockholders’ equity	$255,365	$267,577

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